Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 8, 2007, except Note 1 which is as of March 22, 2007, relating to the consolidated financial statements and financial statement schedule of Comverge, Inc., which appears in Comverge, Inc.’s Registration Statement on Form S-1/A (Registration No. 333-137813), filed on April 12, 2007. We also consent to the reference to us under the heading “Experts” in that Registration Statement (Registration No. 333-137813).

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

April 12, 2007